CONFIDENTIAL

Fourth Amendment to Pooled Patents Agreement
This Fourth Amendment to the Pooled Patents Agreement (the “Fourth Amendment”) is effective as of the date of last signature found below (“Fourth Amendment Effective Date”) between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, CA 92122 ("Illumina") and Sequenom, Inc., a Delaware corporation, having a place of business at 3595 John Hopkins Court, San Diego CA 92121 (“Sequenom”). Sequenom and Illumina may be referred to herein as “Party” or “Parties.”
WHEREAS, the Parties entered into the Pooled Patents Agreement, dated December 2, 2014, as amended via a First Amendment dated April 21, 2016, via a Second Amendment dated April 17, 2017, and via a Third Amendment dated August 28, 2017 (“Agreement”);
WHEREAS, the Parties desire to amend certain license grants under the Agreement; and
WHEREAS, for good and valuable consideration, the Parties agree to amend the Agreement as follows:

1.	Section 2.1 is deleted in its entirety and replaced with the following:
2.1    Rights Under Pooled Patents Generally. This Section 2.1 is not intended to, and does not, convey any license rights under any Pooled Patent. In the event of any conflict between the language in this Section 2.1 and the provisions of any Ancillary Agreement granting a license under any Pooled Patent, or the licenses granted pursuant to Sections 2.2 (License to Sequenom Under Illumina Owned Patents) and 2.3 (Licenses to Illumina Under Sequenom Owned Patents and Isis Patents) of this Agreement, the applicable provisions in the Ancillary Agreement, Section 2.2, or Section 2.3 shall control.
(a)    Illumina Rights. Pursuant and subject to this Agreement (including the license grants in Sections 2.2 and 2.3), and the Ancillary Agreements, and the rights retained by Sequenom (and by Isis and its Affiliates as described in Schedule 7.1(b)) under the Sequenom Patents, Illumina will have:
(i)    the exclusive (even as to the Sequenom Parties), worldwide, sublicensable right under the Pooled Patents to Exploit NIPT IVD Products in the NIPT IVD Field,
(ii)    the exclusive, worldwide, sublicensable right under the Pooled Patents (excluding the Isis Patents) to Exploit NIPT LDT Tests in the NIPT LDT Field, subject to the non-exclusive rights granted to, or reserved by, the Sequenom Parties, and
(iii)    the nonexclusive, worldwide, sublicensable right under the Isis Patents to Exploit NIPT LDT Tests in the NIPT LDT Field.
Notwithstanding the foregoing, for the avoidance of doubt:
(1)    each of Sections 2.1(a)(i), 2.1(a)(ii) and 2.1(a)(iii) is subject to any and all applicable terms in the CUHK Licenses, including without limitation any territory restrictions and rights reserved by CUHK thereunder,

(2)    each of Sections 2.1(a)(i), 2.1(a)(ii) and 2.1(a)(iii) is subject to Section 2.8 (Conditions for Illumina Grant of Licenses Under Pooled Patents), and
(3)    Section 2.1(a)(ii) is subject to rights granted under Existing Sequenom Licenses.
(b)    Sequenom Rights. Pursuant and subject to this Agreement (including the license grants in Sections 2.2 and 2.3, the exclusive rights of Illumina in Section 2.8(f)), the Ancillary Agreements, and the rights retained by the Sequenom Parties under the Isis Patents:
(i)    neither Sequenom nor any of its Affiliates will have any rights under the Pooled Patents (including under the Isis Patents) to Exploit NIPT IVD Products anywhere in the world,
(ii)    the Sequenom Parties will have a non-exclusive, worldwide, non-sublicensable right under the Pooled Patents to Exploit NIPT LDT Tests in the NIPT LDT Field, except that, with respect to the Isis Patents, the Sequenom Parties will have the right to grant sublicenses to Persons that are not Sequencing Platform Manufacturers and thereby authorize, only under the Isis Patents, each such sublicensee to Exploit NIPT LDT Tests in the NIPT LDT Field in that sublicensee’s, or as applicable its Affiliates’, clinical laboratory,
(iii)    the Sequenom Parties will retain the rights under the Isis Patents, subject to the rights granted to Illumina under the Isis Patents (exclusive to Exploit NIPT IVD Products in the NIPT IVD Field, and nonexclusive to Exploit NIPT LDT Tests in the NIPT LDT Field).
Notwithstanding the foregoing, for the avoidance of doubt, (A) Sequenom acknowledges and agrees that the Sequenom Parties do not have any rights under Pooled Patents with respect to Exploiting NIPT IVD Products, and (B) each of Sections 2.1(b)(ii) and 2.1(b)(iii) is subject to:
(1)    rights granted under Existing Sequenom Licenses, and
(2)    any and all applicable terms in the University Licenses, including without limitation any field limitations, any territory restrictions and rights reserved by the applicable University Licensor thereunder or Isis.

2.	Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:
2.3    License to Illumina Under Sequenom Owned Patents and Isis Patents.
(a)    On the terms and conditions of this Agreement, Sequenom, on behalf of itself and its Affiliates, hereby grants to Illumina an exclusive, irrevocable and perpetual (subject to Section 2.3(b)), non-transferable and non-assignable (except as permitted under Section 9.1), worldwide license, with the exclusive right to grant sublicenses (including to its Affiliates), under the Sequenom Owned Patents and Isis Patents, to Exploit NIPT LDT Tests in the NIPT LDT Field and to Exploit NIPT IVD Products in the NIPT IVD Field, provided that the license is Royalty-bearing with respect to NIPT IVD Products and the license is Test Fee-bearing with respect to NIPT LDT Tests. The foregoing license grant in the NIPT LDT Field is subject to (i) any and all Existing Sequenom Licenses, and (ii) the reservation of the non-exclusive right, on behalf of Sequenom and its Affiliates, to Exploit NIPT LDT Tests in the NIPT LDT Field and to grant sublicenses under the Isis Patents to Persons that are not Sequencing Platform

Manufacturers for each such sublicensee to Exploit NIPT LDT Tests in the NIPT LDT Field in its, or as applicable its Affiliates’, clinical laboratories.
(b)    Any sublicense of the rights set forth in Section 2.3(a) granted to any Affiliate of Illumina shall automatically terminate with respect to such Person when it ceases to be an Affiliate of Illumina. The Parties agree that any license granted to any Affiliate of Illumina under Section 2.3(a) of the Agreement prior to the Fourth Amendment Effective Date is hereby terminated. On and after the Fourth Amendment Effective Date, any rights granted to an Affiliate of Illumina under Section 2.3(a) shall be granted by way of sublicense.
(c)    Sequenom agrees on behalf of itself, its Affiliates, and their respective successors and assigns that, to the extent any such Sequenom Affiliate (a “Granting Sequenom Affiliate”) is the owner (including joint owner) or in-licensee of any Pooled Patents for which Illumina has been granted rights hereunder (including under Ancillary Agreements), or has granted rights hereunder (including under Ancillary Agreements) to Illumina, such rights granted to Illumina (i) shall not terminate following the date, if any, that such Granting Sequenom Affiliate ceases to be an Affiliate of Sequenom and that such rights shall continue to be perpetual and irrevocable on and after such date, subject to Section 2.3(b) and (ii) to the extent Illumina received rights only from a Granting Sequenom Affiliate under Pooled Patents and not from Sequenom or another Affiliate that is not a Granting Sequenom Affiliate, such rights shall become a direct license from Sequenom under Sequenom Patents.

3.	Section 2.8(a) of the Agreement is deleted in its entirety and replaced with the following:
(a)     Test Fee; Conveyance of Customer License to Illumina Customers. Subject to the terms and conditions of this Agreement (including Section 2.8(f) (Non-Illumina Platforms) and Section 2.9(a)(i) (Sequenom Granting Licenses Under Isis Patents), and rights expressly retained by Sequenom to grant sublicenses to Persons to Exploit NIPT LDT Tests in the NIPT LDT Field in such Person’s, or as applicable its Affiliates’, clinical laboratory under the Isis Patents), Illumina has the exclusive right to grant licenses to perform NIPT LDT Tests in the NIPT LDT Field to any Person under any and all the Pooled Patents, provided the license obligates the Person to pay a Test Fee on terms consistent with Section 3.2 of this Agreement (each a “New Illumina Licensee”). Subject to the immediately preceding sentence, including obligations regarding Test Fees, Illumina may grant licenses under Pooled Patents to Illumina Customers who purchase Illumina Products, which licenses authorize the Illumina Customer, with each unit of consumable Illumina Product purchased, to Exploit, including a subset of the rights constituting Exploitation, NIPT LDT Tests in the NIPT LDT Field using Illumina Products (each such license an “Illumina Customer License”).

4.	Section 5.1(b) of the Agreement is deleted in its entirety and replaced with the following:
(b)    Right to Take Action. Subject to Section 5.1(f) (Secondary Enforcement Rights) and Section 5.1(d) (University Licensors) and any applicable University License, as between Sequenom and Illumina and their respective Affiliates, Illumina shall have the sole right (which it may exercise through its Affiliates at its sole discretion), at its sole expense, to enforce the Pooled Patents (including the right to sue for and collect damages relating to any acts occurring before, on, or after the Fourth Amendment Effective Date, subject to Section 5.1(c)) against Third Parties that Exploit NIPT LDT Tests in the NIPT LDT Field and against Third Parties that Exploit NIPT IVD Products in the NIPT IVD Field, except to the extent (i) such sole right is inconsistent with an applicable Ancillary Agreement or University License, (ii) that Sequenom and its Affiliates retains the enforcement rights under the Isis Patents in the NIPT LDT Field, or (iii) subject to Section 5.1(e) (Existing Litigation). Subject to the

foregoing, solely with respect to infringement of the Isis Patents in the NIPT LDT Field, Sequenom, and in all other cases, Illumina, will have the sole right to determine whether or not to take whatever legal or other action is required in response to activities described under Section 5.1(a), including such activities of which Sequenom becomes aware and provides notice under Section 5.1(a) (“Protective Action”). If the applicable Party determines in its sole discretion that such Protective Action is warranted, then such Party or its Affiliates shall, at such Party’s expense, commence and prosecute and control such Protective Action. The other Party may be represented by counsel of its own selection at its own expense in such Protective Action to the extent it is a party of record in such Protective Action, provided that such counsel shall not in any way control such Protective Action.
Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms. All capitalized terms not defined in this Fourth Amendment shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Parties have signed this Fourth Amendment as of the dates indicated below.

ILLUMINA		SEQUENOM
By:	/s/ Jeff Eidel	By:	/s/ Michael Minahan
Name:	Jeff Eidel	Name:	Michael Minahan
Title:	VP, Corporate & Business Development	Title:	Sr VP
Date:	3/15/2018	Date:	3/15/2018